Exhibit 10.1(a)

CABOT OIL & GAS CORPORATION

CHANGE IN CONTROL AGREEMENT

Confirmation that Certain Benefits no Longer Apply

WHEREAS, Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and Dan O. Dinges, Scott C. Schroeder, Lisa A. Machesney, Abraham D. Garza, Jeffrey W. Hutton, Robert G. Drake, Phil Stalnaker, Matt Reid and Todd Roemer (“Executives”) each entered into an agreement (the “Change in Control Agreement”) providing that the Company will pay certain benefits in the event of a change in control of the Company, as described in the Change in Control Agreement; and

WHEREAS, the Company and each Executive previously entered into an individual letter agreement (the “SERP Agreement”) providing that the Company will pay certain supplemental benefits to such Executives, as described in the SERP Agreement; and

WHEREAS, effective as of December 9, 2010, the Company entered into an agreement (the “Agreement Concerning SERP”) with each Executive pursuant to which each Executive (i) acknowledged the Company’s right to terminate and liquidate the SERP Agreements and (ii) agreed that, in the event of the termination of the SERP Agreement, Section 1(p)(IV) of the Change in Control Agreement would no longer be effective without further action by the Executives; and

WHEREAS, effective as of October 26, 2010, the Company terminated the SERP Agreements.

NOW, THEREFORE, as of October 26, 2010, Section 1(p)(IV) of the Change in Control Agreement has no force of effect.

IN WITNESS WHEREOF, the Company has caused this confirmation to be executed by its duly authorized officer this 9 day of December, 2010, but effective as of October 26, 2010.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Name: Abraham D. Garza
Title: V. P. Human Resources

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